Exhibit 10.2

Service Agreement

Dated as of April 11, 2024

This Service Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between Koei Shoji Co., Ltd., a Japanese Corporation (the “Company”) and HeartCore Enterprises, Inc., a Delaware corporation (“PMO”). Each of the Company and PMO may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, PMO desires to provide certain project management office services to the Company in accordance with the terms and conditions contained hereinafter; and

WHEREAS, the Company deems it to be in its best interest to retain PMO to render to the Company such services as may be needed in connection with a contemplated initial public offering of its stock in the United States or a merger or other similar transaction with a special purpose acquisition company (including, without limitation, a case where the Company becomes a subsidiary of such entity) or other transaction pursuant to which the Company or its affiliated company becomes a publicly traded company in the United States (each, the “Transaction”); and

WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain PMO to provide such assistance through its services for the Company, and PMO is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.	Engagement.

In exchange for the compensation as set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages PMO during the Term (as defined below), on an exclusive basis (i.e, no other service providers of the same type shall be appointed by the Company), to render the Services set forth in Section 2 as an independent contractor of the Company, and PMO hereby accepts such engagement.

Section 2.	Obligation of the Parties

(a)	Subject to the terms and conditions herein and for the Term, the Parties shall perform the obligations defined in Appendix 1 (Obligation of the Parties), including, without limitation, the provision of the services to the Company by PMO (the “Services”). The Appendices referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(b)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Company that PMO carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. It is also acknowledged and agreed by the Company that it is the Company’s responsibility to obtain necessary professional advice, including but not limited to legal, accounting and tax from respective professional for any document or paperwork created, filed, signed and/or submitted in connection with the Company’s initial public offering, as well as any actions to be taken by the Company in connection with the Company’s initial public offering; and there is no guarantee that the results desired by the Company will be achieved.

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(c)	The Company acknowledges that the Services of PMO shall not be dedicated or full-time staff nor shall PMO be required to render any specific number of hours or assign specific personnel to the Company or its projects.

(d)	Notwithstanding the definition of the “Services” as set forth above, the Company acknowledges and agree that the PMO will specifically not provide any of the following services to the Company: (i) negotiation for the sale of any the Company’s securities or participation in discussions between the Company and the potential investors; (ii) assisting in structuring any transactions involving the sale of the Company’s securities; (iii) engagement in any pre-screening of potential investors to determine their eligibility to purchase any securities or engaging in any pre-selling efforts for the Company’s securities; (iv) discussing details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (v) engagement in due diligence activities; (vi) providing advice relating to the valuation of or the financial advisability of any investments in the Company; (vii) handling any funds or securities on behalf of the Company; (viii) assisting in organizational restructuring of the Company; or (ix) other operations that require special licenses, permits or approvals from government authorities.

(e)	Even if PMO will use its reasonable efforts to provide the Services using the its professional skills and in a manner consistent with generally accepted standards for the performance of such work, PMO does not guarantee correctness of its advice, accuracy of its work, and any results desired by the company to be achieved. It is acknowledged and agreed by the Company that accuracy of the document, figures or explanation shall be responsible by the Company and any decision shall be made in the Company’s own responsibility.

(f)	The Company acknowledges that PMO is engaged in other business activities, and that it will continue such activities during the term of this Agreement. PMO shall not be restricted from engaging in other business activities during the term of this Agreement.

(g)	Ownership of deliverables provided by PMO shall belong to the Company save for the deliverables that PMO claims ownership. The Company may not use any deliverable, or any material provided by PMO for the purpose other than initial public offering unless prior consent with PMO.

Section 3.	Force Majeure

(a)	Neither party is liable for delay or failure to perform any of its obligations due to the case defined in Section 3(b)(ⅰ) and/or (ⅱ).

(b)	The case of force majeure:

(i)	war, invasion, act of foreign enemies, act of public enemies, rebellion, insurrection, military or usurped power, civil war, riot, mobilization, act of God, fire, lightning, storm, tempest, flood, bursting or overflowing of water, earthquake, natural disaster, epidemic, explosion, shortage of transport, general shortage of material, strike, industrial action, arrest or restraint or princes, rulers or people, seizure under legal process, embargo, requisition, hostilities, quarantine restrictions, restriction in the use of power, perils of the seas, pirates, assailing thieves, currency restrictions; and

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(ii)	legal amendment in both Japan and/or the US, revision of OECD BEPS policy, tax rate change in both Japan and/or the US, revision of SEC regulations, revision of general accounting principles in both Japan and/or US, internal rules’ revisions of any related party, including, but not limited to, PMO, the Company, stock exchange, underwriter, auditor, law firm, bank, and any other cause of any kind whatsoever beyond the control of PMO.

Section 4.	Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) three (3) years from the Effective Date and (ii) two (2) years later from the date on which the stock of the Company or any successor or resulting entity in the Transaction commences trading in the United States (as applicable, the “Term”), unless sooner terminated in accordance with the terms herein. The Term may be renewed upon the mutual written agreement of the Parties via an amendment of this Agreement.

(i)	The Term will be split into the following three phases as defined as follows:

(1)	Solving the existing issues of the Company (“Phase 1”)”

a.	This term shall be two months from the Effective date.

(2)	Preparation for NASDAQ or NYSE American listing (“Phase 2”)”

a.	This term shall be six months after Phase 1.

b.	Actual duration might be extended subject to the progress for the preparation of NASDAQ or NYSE American listing.

c.	Once the Phase 2 were extended to more than 8 months, the provisions of Section 4 and Section 5 might be amended by mutual written consent by the Parties if necessary.

d.	Once either Party requests the other Party to suspend this Agreement, the provisions of Section 4 and Section 5 might be amended by mutual written consent by the Parties if necessary.

(3)	After NASDAQ or NYSE American listing (“Phase 3”)

a.	This term shall be the remaining durations of the Term other than Phase 1 and Phase 2.

(b)	Procedures

(i)	This Agreement and the Term may be terminated by either Party upon one-month written notice to the other Party, with payment defined in Appendix 2 if necessary.

(ii)	However, if either Party engages anti-social force activities, the other Party shall terminate this Agreement without written notice immediately. If so, the other Party shall pay the compensation defined in Appendix 2 if necessary.

(c)	Upon the termination or expiration of the Term, the Parties shall have no further obligations other than the duty of confidentiality hereunder, obligations for compensation under Section 5 that have not yet been fulfilled, and those which arose prior to such termination or which are explicitly set forth herein as surviving any such termination or expiration.

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Section 5.	Compensation and Expenses.

(a)	As full and complete compensation for PMO’s agreement with respect to the Services, the Company shall compensate PMO as follows:

(i)	For Phase 1 and Phase 2, the Company shall pay to the PMO the sum of $500,000 (the “Services Fee”). The billing schedule of the Services Fee shall be defined in Appendix 2.

(ii)	For Phase 3, in return for the Company’s NADAQ listing, the Company shall issue, and PMO shall be entitled to receive, a warrant to acquire a number of shares of capital stock of the entity designated by PMO from among the Company and its affiliated company becoming a publicly traded company, by executing a warrant substantially in the form as attached hereto as Appendix 3 (the “Warrant”), which may be revised by mutual agreement between the Parties to change the issuing entity from Company to another entity. The total amount of such shares shall be an amount equal to 3% of the fully diluted share capital of the Company as of Effective Date; provided, however, that the number of such shares may be adjusted subject to the Warrant. The right to receive Warrant shall be deemed fully earned and vested as of the Effective Date. The Warrant shall be issued within 15 days upon establishment of a holding entity of the Company. Specific terms and conditions and other details of the Warrant’s issuance shall be set forth in Appendix 3.

(b)	In the event of termination of this Agreement and the Term, the Company shall pay the amount that shall be calculated on a pro rata basis for the number of months lapsed in each period as defined in Appendix 2. PMO shall not be subject to repayment of the compensation, including the Services Fee, to the Company in any event of termination or expiration of the Term and/or this Agreement. However, this is not intended to prevent the Company from claiming damages against PMO.

(i)	If this Agreement is suspended, the provisions above should be applied.

(c)	During the Term of the Agreement the Company will reimburse the PMO’s travel and other reasonable expenses related to PMO’s performance under this Agreement, on a monthly basis, within 30 days of PMO’s submission to Company of invoices and receipts related to said expenses in form as reasonably acceptable to the Company. However, if the cumulative amount of reimbursement exceeds ¥500,000, PMO shall obtain Company’s prior approval.

(d)	PMO shall be responsible for any and all taxes incurred by or payable by PMO with respect to all compensation or reimbursement of expenses or any other payments made to PMO hereunder. In furtherance thereof, PMO shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount.

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Section 6.	No Employee Status.

The Parties also acknowledge and agree that PMO is an independent contractor and is not an employee or agent of Company in its position as a consultant and advisor. As such, Company shall not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration PMO may receive hereunder, all of which shall be the sole responsibility of PMO. PMO is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. The Parties also acknowledge and agree that PMO is not a licensed securities broker or salesperson, and that PMO will not be participating in, nor compensated for, any unlicensed securities sales activities other than those permitted under any of the exemptions set forth in applicable securities laws.

Section 7.	Relationship of the Parties.

(a)	PMO is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and PMO’ relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. PMO shall not, nor, as applicable, shall any of its agents, have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company’s employees. PMO shall be responsible for the reporting and payment of all income and self-employment taxes for all compensation paid to PMO hereunder.

(b)	This Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and PMO. PMO’ engagement hereunder is not a franchise or business opportunity. Neither Party shall be liable for any obligations incurred by the other except as expressly provided herein.

(c)	PMO shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company. PMO shall not act or represent himself, directly or by implication, as an agent of the Company with any authority other than as set forth expressly in this Agreement.

(d)	Any person hired by PMO shall be the employee of PMO and not of the Company, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of PMO.

(e)	PMO acknowledges that it is not an officer, director or agent of Company, it is not, and will not, be responsible for any management decisions on behalf of Company, and may not commit Company to any action. Company represents that PMO does not have, through stock ownership or otherwise, the power neither to control Company, nor to exercise any dominating influences over its management.

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Section 8.	Representations and Warranties.

(a)	Representations and Warranties of the Company. Company represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Company, will represent the valid and binding obligation of Company enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(b)	Representations and Warranties of PMO. PMO represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that PMO has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by PMO, will represent the valid and binding obligation of PMO enforceable in accordance with its terms, subject to the Enforceability Exceptions. PMO represents and warrants that all personnel or agents of PMO who perform any activities on behalf of the Company hereunder or otherwise are legally authorized and permitted to work in the United States and for the benefit of the Company hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

Section 9.	Indemnification.

(a)	In the event PMO is subject to any action, claim or proceeding resulting from the Company’s business, contemplated initial public offering, or subsequent operations, the Company agrees to indemnify and hold harmless PMO from any such action, claim or proceeding. However, this does not apply if such action, claim or proceeding are resulting from willful misconduct or gross negligence by PMO. Indemnification shall include all fees, costs and reasonable attorneys’ fees that PMO may incur. In claiming indemnification hereunder, PMO shall promptly provide the Company written notice of any claim that PMO reasonably believes falls within the scope of this Agreement. PMO may, at its expense, assist in the defense if it so chooses, provided that the Company shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind PMO shall not be final without PMO’s written consent.

(b)	Any liability of PMO and its officers, directors, controlling persons, employees or agents shall not exceed the amount of the Services Fee actually paid to PMO by the Company pursuant this Agreement.

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Section 10.	Confidentiality

(a)	Confidential Information

For purposes of this Agreement, and except as provided below, “Confidential Information” of the Company shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of the Company, including, but not limited to, product or service specifications, designs, drawings, protypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each that is marked as confidential, proprietary or secret, or with an alternate legend or making indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, and any other Material Non-Public Information (as defined below), in each case which is disclosed by the Company or on its behalf, before or after the date hereof, to the Recipient either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential information” of the Company unless otherwise specifically indicated in writing to the contrary.

(b)	Material Non-Public Information

For purposes of this Agreement, and except as provided below, “Material Non-Public Information” shall mean any information obtained by the Recipient hereunder, whether otherwise constituting Confidential Information or not, with respect to which there is substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to the Company or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have a substantial effect on the price of the Company’s securities or debt, or any derivatives thereof, whether positive or negative.

(c)	Restrictions

The Recipient agrees to use the Confidential Information only for the Purpose and shall use reasonable care not to disclose Confidential Information to any non-affiliated third party, such care to be at least equal to the care exercised by Recipient as to its own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Recipient agrees that it shall make disclosure of any such Confidential Information only to employees (including temporary and leased employees subject to a confidentiality obligation), officers, directors, attorneys, shareholders, investors and wholly owned subsidiaries (collectively, “Representatives”), to whom disclosure is reasonably necessary for the Purpose. Recipient shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Recipient shall be responsible for the failure of its Representatives to comply with the terms of this Agreement.

Section 11.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the PMO:

HeartCore Enterprises, Inc.

Attn: Sumitaka Yamamoto

848 Jordan Ave. Apt G

Los Altos CA 94022

Email: kanno@heartcore.co.jp

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With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

If to the Company, to:

Koei Shoji Co., Ltd.

Attn: Mamoru Iwamoto

1-13-3, Fukuura, Kanawza-ku, Yokohama City

Kanagawa, 236-0004

Email: iwamoto@koei-j.co.jp

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 9 and Section 10 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

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(f)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(g)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege.

(h)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(i)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(j)	Governing Law; Etc.

(i)	This Agreement, and all matters based upon, arising out of or relating in any way to the Transaction, including all disputes, claims or causes of action arising out of or relating to the Transaction as well as the interpretation, construction, performance and enforcement of the Transaction, shall be governed by the laws of Japan, without regard to any jurisdiction’s conflict-of-laws principles.

(ii)	ANY CONTROVERSIES, DISPUTES, LEGAL SUIT, ACTION OR PROCEEDING, BETWEEN THE PARTIES INCLUDING THEIR RESPECTIVE AFFILIATES, OWNERS, OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, ARISING OUT OF, BASED UPON, OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) SHALL BE INSTITUTED AND ADJUDICATED SOLELY IN TOKYO DISTRICT COURT.

(iii)	Each of the Parties acknowledge that each has been represented in connection with the signing of this agreement by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this agreement with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this agreement and grants this agreement knowingly, voluntarily, without duress and only after consideration of the consequences of this agreement with legal counsel.

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(k)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(l)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(m)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(n)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein.

(o)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Koei Shoji Co., Ltd.

By:	/s/ Mamoru Iwamoto
Name:	Mamoru Iwamoto
Title:	Chief Executive Officer

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Appendix 1

Obligations of the Parties

(1)	Obligations of the Company:

The Company shall perform the following obligations to aim and execute NASDAQ or NYSE American public listing.

(a)	Phase 1

●	Hiring necessary human resource and workforce;

●	Converting the own financial statements from Japanese Tax Law basis to Japanese Generally Accepted Accounting Principles;

●	Removing problematic accounting account;

●	Translating accounting documents;

●	Translating investor presentation/deck, executive summary of the Company’s operation, and other necessary materials;

●	Consideration of listing structure.

(b)	Phase 2

●	Attending a meeting with a law firm, underwriter, auditing firm and other advisors;

●	Responding inquires from a law firm, underwriter, auditing firm and other advisors;

●	Creating Web Page and other necessary tools in English for investor relations;

●	Converting the own financial statement based on and into the United States Generally Accounting Principles (US GAAP).

(2)	Obligations of PMO:

PMO shall provide the following services to the Company to let the Company go to NASDAQ or NYSE American, and additional services as agreed by the Company and PMO.

(a)	Phase 1

●	Proposing to hire human resource of the Company, if PMO deems necessary;

●	Proposing to convert financial statements from Japanese Tax Law basis to Japanese Generally Accepted Accounting Principles, if PMO deems necessary;

●	Proposing to remove problematic accounting account, if PMO deems necessary;

●	Proposing to translate accounting documents (i.e., financial statement, general ledger, journal entry), if PMO deems necessary;

●	Proposing to develop growth strategy after public listing;

●	Proposing to consider the listing structure, if PMO deems necessary.

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(b)	Phase 2

●	Proposing for the selection and negotiation of terms for a law firm, underwriter and auditing firm for the Company, if PMO deems necessary;

●	Proposing for the preparation of documentation for internal controls required for an initial public offering or de-SPAC transaction by the Company;

●	Proposing for converting the Company’s financial statement based on the United States Generally Accounting Principles (US GAAP), if PMO deems necessary;

●	Translation of documents into English which PMO agrees to translate;

●	Attending and, if requested by the Company and PMO deems necessary, leading, the Company’s meetings regarding the initial public offering;

●	Proposing the Company with support services related to the Company’s NASDAQ or NYSE American listing;

●	Proposing the preparation of Form S-1 or Form F-1, Form S-4 or Form F-4 filings, if PMO deems necessary;

●	Support for investor relations activities, if PMO deems necessary;

●	Proposing for preparing of investor presentation/deck and executive summary of the Company’s operation, if PMO deems necessary;

(c)	Phase 3

●	Support for investor relations activities, if PMO deems necessary;

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Appendix 2

Billing Schedule

Schedule

The billing schedule and payment due of the Services Fee shall be as follows. For the avoidance of doubt, PMO shall not be subject to repayment of the billing amount to the Company (i.e., the Services Fee) in any event of termination or expiration of the Term or this Agreement.

	Period	Amount	Date (D)
Phase 1	1	US$200,000 (1)	Effective Date
Phase 2	2	US$150,000 (2)	The 3 month after Effective Date
	3	US$150,000 (3)	The 6 month after Effective Date

Formular of billing amount in the event of early termination:

The following formula shall be applied if any of the Parties terminates between the period of any Phase

(Case1) Between Effective Date and the 3 month after Effective Date:

(Amount (2))
(Billing amount) =	3	X (months lapsed since Effective Date)

(Case2) Between the 3 month after Effective Date and the 6 month after Effective Date:

(Amount (3))
(Billing amount) =	3	X (months lapsed since 3 months after Effective Date)

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Appendix. 3

Warrant Agreement

(Attached)

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